Exhibit 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133
NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY INTRODUCES 2016 GUIDANCE AND ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 TRANSACTIONS

HOUSTON, TX, January 19, 2016 Weingarten Realty Investors (NYSE: WRI) announced today the transactions for the fourth quarter and full year of 2015. The Company also increased 2015 guidance and introduced 2016 guidance.

Transactional Activity

During the fourth quarter, Weingarten Realty acquired two properties for $33.5 million. The Company acquired Westside Center located in Los Angeles, California, which has incredibly strong demographics including a 3-mile trade area boasting over 320,000 people, average household incomes over $112,000, and over 65% of the population with college degrees. The center is a future redevelopment opportunity directly across from Macerich’s Westside Pavilion. In addition, the Company acquired a property adjacent to its flagship River Oaks shopping center in Houston, Texas, which has average household incomes over $135,000 in a 3-mile trade area. This property will be part of the future redevelopment of the River Oaks shopping center.

During the fourth quarter, the Company sold four properties and other real estate for $33.5 million including Fresh Market Shoppes and Town and Country Center in South Carolina and Oklahoma, respectively. These sales complete the Company’s exit from the each of these states.

For the full year of 2015, WRI acquired eight properties for $267.8 million and sold 15 income producing properties and other real estate for $126.4 million.

Subsequent to year-end, the Company sold Rainbow Plaza in Las Vegas for $65.5 million.

“We are pleased with our 2015 transactions, both our acquisitions and dispositions. Consistent with our previously announced strategy to focus the portfolio, the sales in 2015 resulted in our exiting three states. We are especially proud of our acquisition success. We bought several great redevelopment properties and added strong assets to the portfolio,” said Drew Alexander, President and Chief Executive Officer.

Guidance

The Company is increasing its 2015 full-year Recurring FFO guidance from a range of $2.16 to $2.18 per diluted share to a range of $2.17 to $2.19 per diluted share and Reported FFO guidance from a range of $2.04 to $2.06 to a range of $2.06 to $2.08 per diluted share.

The Company is introducing 2016 guidance as follows:

Initial Full-Year 2016 Guidance

Recurring Funds from Operations per Common Share - diluted	$2.27 - $2.31
Reported Funds from Operations per Common Share - diluted	$2.26 - $2.31
Same Property NOI increase with redevelopments	3.5% - 4.5%
Same Property NOI increase without redevelopments	2.5% - 3.5%
Dispositions ($000s)	$125,000 - $225,000
Acquisitions ($000s)	$125,000 - $225,000
Re / New Development investment ($000s)	$50,000 - $100,000

As it relates to operations for 2016, Johnny Hendrix, Executive Vice President and Chief Operating Officer, said, “We are expecting another strong year of operations from our portfolio. We are continuing to push rents in all markets and improving the quality of our properties through re-tenanting and redevelopment efforts.”

With respect to our disposition assumptions for 2016, Steve Richter, Executive Vice President and Chief Financial Officer, said, “The markets are currently in some state of flux and it is possible we could take advantage of conditions and choose to be opportunistic with sales that might exceed the above guidance.”

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At September 30, 2015, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 232 properties which are located in 20 states spanning the country from coast to coast. These properties represent approximately 45.9 million square feet of which our interests in these properties aggregated approximately 28.3 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.